[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
Exhibit 10.7

AMENDMENT NO. 2 TO THE
IPSEN SUPPLEMENT AGREEMENT

This Amendment No. 2 (this “Amendment No. 2 ”) is effective as of the date signed by the last Party (the “Amendment No. 2 Effective Date”) and is made and entered into by and among Exelixis, Inc., a Delaware corporation, located at 210 East Grand Avenue, South San Francisco, CA 94080 (“Exelixis”), Bristol-Myers Squibb Company, a Delaware corporation, a place of business at Route 206 & Province Line Road, Princeton, New Jersey 08543-4000 (“BMS”) and Ipsen Pharma SAS, a French Corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Ipsen”) with regards to the Supplement To The Clinical Trial Collaboration Agreement effective February 24, 2017 entered into by Exelixis, BMS and Ipsen (the “Ipsen Supplement Agreement”).
RECITALS
WHEREAS, Exelixis and BMS entered into that certain Clinical Trial Collaboration Agreement dated February 24, 2017 (the “Agreement”) to enable them to collaborate with each other to sponsor one or more clinical trials of a combination therapy using Exelixis’s tyrosine kinase inhibitor known as “Cabozantinib”, certain rights to which are licensed by Exelixis to, and shared by Exelixis with Takeda and Ipsen, and BMS’ human monoclonal antibody that binds PD-1 known as “Nivolumab”, certain rights to which are licensed by BMS from, and shared by BMS with, Ono Pharmaceutical Co. Ltd. (“Ono”), with or without BMS’s CTLA-4 monoclonal antibody known as “Ipilimumab”.
WHEREAS, Exelixis and Ipsen entered into a Collaboration and License Agreement dated February 29, 2016 (such agreement, as amended from time to time, the “Ipsen-Exelixis Agreement”), as amended, wherein Exelixis and Ipsen formed a collaboration for the continued development of and commercialization of Cabozantinib and wherein Exelixis granted to Ipsen certain exclusive rights to develop and commercialize Cabozantinib worldwide, with the exception of the United States and Japan (the “Ipsen Territory”);
WHEREAS, Exelixis, Ipsen and BMS want to amend the Ipsen Supplement Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein, Exelixis, BMS and Ipsen agree as follows:
1.    Definitions. The terms in this Amendment No. 2 with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth herein, or if not defined herein, as set forth in the Agreement.

“Regulatory Approval” shall mean any and all approvals (including supplements, amendments, variations, label expansion, indication extensions, pre- and post-approvals, NDA or BLA approvals, and their foreign equivalents such as MAA approvals), licenses, registrations or authorizations (including marketing and labelling authorizations) of any national, supra-national (e.g., the European Union), regional, state or local Regulatory Authority, department, bureau, commission, council or other governmental entity, that are necessary for the commercial manufacture, commercial use, or sale of a product in a given jurisdiction.

2.     The Parties hereby amend the Agreement to add the following sections in Article 8.

8.8    NDAs and BLAs and their foreign equivalents. Notwithstanding either Party’s ownership of (i) a Combined Therapy IND as set forth in Section 2.1(a) or (ii) Regulatory Documentation associated with a Combined Therapy IND, unless otherwise agreed by the JDC and reflected in the mutually agreed JDC minutes, and pursuant to a regulatory submission strategy:
(a)    The sponsor of record shall prepare all Regulatory Documentation for any new or supplemental BLA or NDA and its foreign equivalent to be filed for a Combined Therapy in the Field arising from a Combined Therapy Trial. The sponsor of record shall have primary responsiblity, and shall have the first right but not the obligation, to file and maintain (directly or through its designee) all such Regulatory Documentation for each Regulatory Authority (i.e., for each country or region) for such NDA or BLA and its foreign equivalent to be filed for a Combined Therapy in the Field for its respective Compound and all Regulatory Approvals related thereto; provided that (x) the other Party shall have the right to review and comment on all such regulatory filings prior to such filing, as well as communications with Regulatory Authorities through the JCS-WG, as required under Section 2.4(b)(iv) above, (y) shall receive a complete, final copy of such Regulatory Documentation prior to such filing, and (z) shall have the right but not the obligation to file all such Regulatory Documentation on its own behalf concurrently or at any time thereafter;
(b)    The Parties agree that Exelixis and BMS (including their respective Affiliates and licensees) shall each have all necessary Right of Cross-Reference and other rights to support such new or supplemental BLA or NDA filings and their foreign equivalents, including through the rights set forth in the Agreement.
8.9    Cooperation. Each Party (including their respective Affiliates and licensees) shall provide reasonable consultation and assistance to the other Party, in each case, for purposes of supporting the preparation, filing and submission by the other Party of Regulatory Documentation for Combined Therapies and shall continue to provide consultation and assistance during the period of regulatory review. Notwithstanding Section 8.3 above, the Parties (including their respective Affiliates and licensees) through the JDC will enter into good faith discussions to determine a regulatory submission strategy agreeable to both Parties for the applicable Combined Therapy indication. If the Parties do not agree on a regulatory submission strategy for the Combined Therapy indication, such dispute will be referred to the Executive Officers for resolution in accordance with the timelines at Section 13.3(a).
With respect to filings within the United States only, if agreement on a regulatory submission strategy is not reached after such escalation, then if a Party desires to submit the Regulatory Documentation prepared in accordance with Section 8.8(a) above, or update its label for its respective Compound in the Combined Therapy based on the results of the Study, such Party shall notify the other Party, and each Party and its Affiliates shall cooperate to take all steps reasonably necessary to enable such submission. For clarity, with respect to filings within the United States only, each Party agrees to: (a) provide to the other Party prompt, reasonable consultation and assistance with the preparation, filing and submission of Regulatory Documentation with the Regulatory Authorities, including providing access to all reasonably requested documentation under each Party’s or its Affiliates’ control that may be necessary or useful for the preparation of such Regulatory Documentation (including single-agent clinical data as reasonably required); and (b) complete all documents requested by the other Party reasonably required for such Regulatory Documentation, all in accordance with the timelines provided in this Agreement or otherwise agreed by the JDC, and in any event such that final Regulatory Documentation is ready for filing with the applicable Regulatory Authority within [ * ].
For clarity, outside of the United States, the Parties (including their respective Affiliates and licensees) must agree on a regulatory submission strategy. Where such agreement is to file, the Parties (including Affiliates and licensees) shall cooperate to take all steps reasonably necessary to enable such submission. Outside of the United States and more specifically in the Ipsen Territory, the Parties hereby agree that regulatory submission strategy discussions shall occur through the JCS-WG or at ad hoc meetings as may be agreed by the Parties and Ipsen. For clarity, with respect to filings within the Ipsen Territory, each Party and Ipsen agree to: (a) provide prompt, reasonable consultation and assistance with the preparation, filing and submission of Regulatory Documentation with the Regulatory Authorities, including providing access to all reasonably requested documentation under each Party’s or its licnesee’s or Affiliates’ control that may be necessary or useful for the preparation of such Regulatory Documentation (including single-agent clinical data as reasonably required); and (b) complete all documents requested as reasonably required for such Regulatory Documentation, all in accordance with the timelines provided in this Agreement or otherwise agreed by the JCS-WG. The Parties also agree that notwithstanding Section 8.3 above, with respect to filings in the Ipsen Territory, BMS shall provide Ipsen direct access to and Ipsen will provide BMS direct access to all reasonably requested Regulatory Documentation and other documents under each of BMS’, Ipsen’s and their respective Affiliates’ control that may be necessary or useful for Ipsen’s or BMS’ preparation of the Regulatory Documentation in the Ipsen Territory. Such exchanges of Regulatory Documentation and other documents shall occur through the JCS-WG, or ad hoc as may be agreed by the Parties and Ipsen.
8.10    Timelines. Each Party shall review, comment and approve (if applicable) any and all documentation provided by one Party to the other Party pursuant to Sections 8.8 and 8.9 above within [ * ], or if more time is reasonably requested by a Party, such longer period as reasonably agreed by the Parties. Further, subject to Sections 8.8 and 8.9 above, each Party shall provide the requested reasonable consultation and assistance, including, but not limited to, providing any reasonably requested documentation to the other Party, within [ * ] from such request, or if more time is reasonably requested by a Party, such longer period as reasonably agreed by the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.11    Regulatory Authority Inspection. Each Party shall promptly notify the other Party in writing within [ * ] inspections by any Regulatory Authority directly related to the Combined Therapy and/or the other Party’s Compound, and within [ * ] regulatory inspection with respect to the other Party’s Compound or Combined Therapy development activities.

3.    The first sentence of Section 9.7(b) is hereby deleted and replaced with the following:

“Exelixis and BMS agree to collaborate to publicly disclose, publish or present (1) top-line results from each Combined Therapy Trial and joint global regulatory strategy, limited if possible to avoid jeopardizing the future publication of the Study Data at a scientific conference or in a scientific journal, solely for the purpose of disclosing, as soon as reasonably practicable after such data is first available to the Controlling Party, the safety or efficacy results and conclusions that are material to any Party under applicable securities laws, and (2) the conclusions and outcomes (the “Results”) of each Combined Therapy Trial at a scientific conference as soon as reasonably practicable following the completion of such Combined Therapy Trial, subject in the case of (2) to the following conditions.”

4.    The Parties hereby agree that Sections 8.8 to 8.11 will survive any termination or expiration of the Agreement.

5.    Ipsen, BMS and Exelixis hereby agree that each Party will provide reasonable assistance to the other Party in the cooperation and compliance of its own licensees with respect to all conduct carried out under this Amendment.

6.    Except as expressly set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect.

7.    This Amendment No. 2 shall be governed and construed in accordance with the internal laws of the State of New York, USA, excluding any choice of law rules that may direct the application of the laws.

8.    This Amendment No. 2 may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Amendment No. 2 may be executed by facsimile or electronic (e.g., .pdf) signatures and such signatures shall be deemed to bind each party hereto as if they were original signatures.

[Signature page follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, Ipsen, Exelixis and BMS, intending to be legally bound hereby, have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the date(s) below.

Exelixis, Inc.	Bristol-Myers Squibb Company
By: /s/ Gisela Schwab	By: /s/ Nancy Forrest
Name: Gisela M. Schwab, M.D.	Name: Nancy Forrest
Title: President, Product Development & Medical Affairs, Chief Medical Officer Date: 5/5/2020	Title: Vice President, Development & Commercial Alliances Date: 5/7/2020

Ipsen Pharma SAS
By: /s/ Francois Garnier
Name: Francois Garnier
Title: EVP General Counsel Date: 5/5/2020

[Signature Page to Amendment No. 2]

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.